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                                  EXHIBIT 23.1






                         Consent of Independent Auditors



We consent to the incorporation by reference in this Annual Report (Form 10-K) of Belden Inc. of our report dated January 20, 1999, included in the 1998 Annual Report to Shareholders of Belden Inc.

We also consent to the incorporation by reference in the Registration Statements (Form S-8) pertaining to the Belden Inc. Employee Stock Purchase Plan (No. 33-66830), the Belden Inc. Long-Term Incentive Plan (No. 33-83154), the Belden Inc. Non-Employee Director Stock Plan (No.333-11071), and the Belden Inc. Long-Term Incentive Plan (No. 333-74923) of our report dated January 20, 1999, with respect to the consolidated financial statements of Belden Inc. incorporated herein by reference in this Annual Report (Form 10-K) for the year ended December 31, 1998.

                                                    /s/ Ernst & Young LLP

St. Louis, Missouri
March 26, 1999